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PRESS RELEASE                                                       EXHIBIT 99.1

[CHARTER COMMUNICATIONS LOGO]                                               NEWS


FOR RELEASE: JANUARY 4, 2002

                    CHARTER COMMUNICATIONS HOLDINGS, LLC AND
               CHARTER COMMUNICATIONS HOLDINGS CAPITAL CORPORATION
                    TO OFFER SENIOR AND SENIOR DISCOUNT NOTES

         ST. LOUIS - Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation, subsidiaries of Charter Communications, Inc. (Nasdaq: CHTR), today announced their intent to offer Senior and Senior Discount Notes (the "Notes") for estimated proceeds of $600 million.

         The net proceeds of this issuance will be used to repay, but not to reduce permanently, indebtedness under the revolving credit facilities of the company's subsidiaries and for other general corporate purposes.

         The Notes will be offered to qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S. The Notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any notes, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         With nearly 7 million customers in 40 states, Charter Communications, a Wired World Company(TM), is among the nation's largest broadband communications companies. Charter provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform, marketed under the Charter Digital Cable(TM) brand; and high-speed Internet access marketed under the Charter Pipeline(TM) brand. Commercial high-speed data, video and Internet solutions are provided under the Charter Business Networks(TM) brand. Advertising sales and production services are sold under the Charter Media(TM) brand.


Statements in this press release regarding Charter Communications' business that are not historical facts may be "forward-looking statements." Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from any such forward-looking statements are identified in the reports and documents Charter files from time to time with the U.S. Securities and Exchange Commission.

CONTACTS:
MEDIA                                       ANALYSTS
Andy Morgan, 314-543-2217                   Ralph Kelly, 314-543-2388
amorgan@chartercom.com                      rkelly@chartercom.com